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                                                                     EXHIBIT 99



ADVANCED COMMUNICATIONS GROUP, INC.
390 South Woods Mill Road, Suite 150, St. Louis, Missouri 63017, 314-205-8668

NEWS RELEASE

                         CONTACT: Advanced Communications, Group, Inc. 314/205-8668
                                     James R. Altemus (Media/General)
                                     David J. Gould (Financial Community)



           ADVANCED COMMUNICATIONS ANNOUNCES THE PLANNED ACQUISITION
                     OF WORLDPAGES.COM AND YPtel CORPORATION
     ACG CHANGES NAME TO WORLDPAGES.COM UPON THE CLOSING OF THE ACQUISITION

ST. LOUIS (April 12, 1999) Advanced Communications Group, Inc. (ACG, listed
NYSE: ADG) today announced its board of directors approved a letter of intent to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. (d/b/a WorldPages.com) and a related company, Big Stuff, Inc. The corporation will be re-named Worldpages.com and its stock will continue to be traded on the NYSE under a new symbol to be released upon completion of the transaction. The company expects to issue approximately 15 million additional common shares for the acquisitions and expects to complete the transaction during the 3rd quarter. Its completion is subject to negotiating definitive documentation, shareholder approval, and regulatory approvals.

Commenting on the transaction, Richard O'Neal, Chairman and CEO of ACG said, "This is a very significant and sound strategic move for ACG. There is tremendous fit between the companies that we are acquiring and consolidating under the Worldpages.com umbrella." Worldpages was chosen by PC Magazine in
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January 1999, as one of the Internet's top 100 web sites. O'Neal added, "We believe that this move will generate exceptional returns for shareholders both today and over the long term." O'Neal will continue as Chairman and CEO of WorldPages.com and has agreed to convert a $15 million note owed by ACG into ACG common stock in support of the new company, which is included in the above shares to be issued by the Company.

The company is evaluating its strategic options in the telephone business, including the possible sale of those operations. Several interim financing alternatives are also being evaluated.

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By combining the yellow page customers of YPtel Corporation and ACG, the new operation will be vertically integrated with both Internet and print directories in 41 markets in 7 states. Both companies introduced yellow page directories in two new markets in 1998. ACG entered the Austin, TX market and Pacific Coast Publishing (YPtel Corporation) introduced a new directory in Portland, OR. Network expansion will be accelerated through the strategic partnerships that now exist between 82 independent yellow page companies and WorldPages.com that provide market coverage throughout America. "The combined publishing and e-commerce revenue and EBITDA of the merging companies totaled approximately $83 million and $15 million, respectively, for 1998," stated O'Neal.

Worldpages has been ranked by both PC Magazine and The Wall Street Journal as
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being ranked as one of the top 100 web sites and top 100 most useful web sites respectively. It also has working relationships with many industry leaders such as Microsoft, Netscape, Packard Bell and Sony/ETAK. "These business relationships position WorldPages.com to become one of the premier facilitators of local e-commerce," according to O'Neal.

Through WorldPages.com, customers have direct access to:

* 112 million U.S. and Canadian white and yellow page listings

* 9 million e-mail addresses

* 30 million URLs

* links to over 200 directories worldwide.

WorldPages.com was founded and designed by some of the industry's most experienced yellow page publishers to be a fast, "user friendly" service that facilitates bringing buyers and sellers together. Richard O'Neal adds, "WorldPages is the ultimate reference tool, helping consumers find information needed to make a purchase. The comprehensive, intuitive electronic directory searches across town or across the world for anyone, any place, any thing."

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ACG also approved a letter of intent to acquire YPtel Corporation, and its subsidiaries, YPtel, Inc. and Pacific Coast Publishing, Ltd. Pacific Coast is a leading yellow pages publisher located in Tacoma, Washington. Over the last three years Pacific Coast has grown its revenue at an annual compounded rate of 29% and has achieved a 38% rate of growth in its earnings before interest, taxes, depreciation and amortization and non-recurring shareholder remuneration (EBITDA). Pacific Coast produced approximately $33 million of revenue and over $7.3 million of EBITDA for its fiscal year ending October 31, 1998. YPtel, founded in 1984, has 300 employees, 29,000 business customers and distributes approximately 2.8 million directories to consumers in Washington, Oregon, Utah and Arizona.

WorldPages.com mission is to facilitate transactions between buyers and sellers worldwide by establishing the world's premier Internet yellowpages network that is integrated with wholly-owned local print yellow page directories.

To accomplish this mission, WorldPages.com plans to:

* establish WorldPages.com as a top "Branded" portal site for e-commerce

* expand its wholly-owned print directory network

* leverage the close relationship it has with approximately 60,000 business customers

* brand each of its print directories with the WorldPages.com name

* capitalize on the competitive advantage of having a direct sales force of over 400 agents to help the company's 60,000 customers move into e-commerce.

The Company also announced that it will reorganize its board of directors and senior management team upon the consummation of the transaction. The new team will include the following key members: Chairman & CEO, Richard O'Neal; President & COO, Douglas G. McIntyre; Chief Financial Officer, Edward Truant.

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In addition, John A. Woodall will continue in his key management role at Pacific
Coast Publishing, as will Rick Klein and Dick Reid in their leadership positions
with Worldpages.   An eight-member board of directors will be composed of three nominees from each of the current boards. Current nominees include Wilmot L. Matthews, Chairman of YPtel, Robert E. Flynn, and George D. Anderson also from YPtel and Richard O'Neal, Robert F. Benton and Marvin C. Moses from ACG.

For more information concerning the companies, please visit www.worldpages.com and www.acginc.net